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                                                                    EXHIBIT 99.1


                      [PETROQUEST ENERGY, INC. LETTERHEAD]






NEWS RELEASE
FOR IMMEDIATE RELEASE

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For further information, contact:   Robert R. Brooksher, Vice President - Corporate Communications
                                    (337) 232-7028
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               PETROQUEST ENERGY, INC. ANNOUNCES DRILLING SUCCESS
                          AT ITS CHENIN BLANC PROSPECT

Lafayette, Louisiana - February 6, 2002 - PetroQuest Energy, Inc. (NASDAQ: PQUE) reported today its first discovery of 2002. The Chenin Blanc Prospect in the Company's 100% owned Ship Shoal 72 Field has been drilled and encountered approximately 204 feet (TVD) of net productive sands. The well is being completed with first production expected on or before the end of February. The Company anticipates that the well will produce at a rate in excess of 10,000 gross Mcfe per day.

"This is the Company's fifth successful project in the Ship Shoal 72 Field since its acquisition in December of 2000," said Charles Goodson, PetroQuest's Chairman and Chief Executive Officer. "Over the next two years, we currently have twelve additional projects planned in the field representing both developmental and exploratory opportunities. I expect this inventory to grow as we continue to evaluate the 3-D seismic data."

PetroQuest Energy, Inc. is an independent oil and gas exploration and production company primarily focused on growing its reserves and shareholder value through a combination of drilling development locations and high potential exploration prospects along the coast of and in the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital resources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions, and in projecting future rates of production, the timing of development expenditures and drilling of wells and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.